Exhibit 10.40

PURCHASE AND SALE AGREEMENT

by and between

COGNAC WILLOW OAKS, LLC,

a Delaware limited liability company

and

KBS CAPITAL ADVISORS LLC,

a Delaware limited liability company

Prudential Property Number: PR-1056

Property Name: Willow Oaks Corporate Center

Location: Fairfax County, State of Virginia

Effective Date: August 5, 2009

TABLE OF CONTENTS

ARTICLE 1 CERTAIN DEFINITIONS			1

ARTICLE 2 SALE OF PROPERTY			8

ARTICLE 3 PURCHASE PRICE			8

3.1	Earnest Money Deposit		8
	3.1.1	Payment of Deposit	8
	3.1.2	Applicable Terms; Failure to Make Deposit	8

3.2	Cash at Closing		9

ARTICLE 4 TITLE MATTERS			9

4.1	Title to Real Property		9

4.2	Title Defects		9
	4.2.1	Buyer’s Objections to Title; Seller’s Obligations and Rights	9
	4.2.2	No New Exceptions	10

4.3	Title Insurance		10

ARTICLE 5 BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY			11

5.1	Buyer’s Due Diligence		11
	5.1.1	Access to Documents and the Property	11
	5.1.2	Limit on Government Contacts	11
	5.1.3	Other Due Diligence Obligations of Buyer	12
	5.1.4	Waiver and Release	12
	5.1.5	Audit Documents	12

5.2	As-Is Sale		12

5.3	Termination of Agreement During Due Diligence Period		13

5.4	Buyer’s Certificate		13

ARTICLE 6 ADJUSTMENTS AND PRORATIONS			13

6.1	Lease Rentals and Other Revenues		13
	6.1.1	Rents	13
	6.1.2	Other Revenues	13
	6.1.3	Post Closing Collections	14

6.2	Lease Expenses		14

6.3	Real Estate and Personal Property Taxes		14
	6.3.1	Proration of Ad Valorem Taxes	14
	6.3.2	Insufficient Information	15
	6.3.3	Special Assessments	15
	6.3.4	Tenant Reimbursements	15

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	6.3.5	Reassessment	15

6.4	Other Property Operating Expenses		15

6.5	Closing Costs		16

6.6	Cash Security Deposits		16

6.7	Apportionment Credit		16

6.8	Delayed Adjustment; Delivery of Operating and Other Financial Statements		17

6.9	Outstanding Construction Work		17

ARTICLE 7 CLOSING			17

7.1	Closing Date		17

7.2	Title Transfer and Payment of Purchase Price		18

7.3	Seller’s Closing Deliveries		18
	(a)	Deed	18
	(b)	Bill of Sale	18
	(c)	Assignment of Tenant Leases	18
	(d)	Assignment of Intangible Property	18
	(e)	Notice to Tenants	18
	(f)	Non-Foreign Status Affidavit	18
	(g)	Evidence of Authority	18
	(h)	Title Documents	19
	(i)	Other Documents	19
	(J)	Letters of Credit as Tenant Security Deposits	19
	(k)	Tax Returns	19
	(l)	Closing Statement	19
	(m)	Seller’s Closing Certificate	19
	(n)	Keys and Original Documents	19

7.4	Buyer’s Closing Deliveries		20
	(a)	Purchase Price	20
	(b)	Counterpart Documents	20
	(c)	Buyer’s As-Is Certificate	20
	(d)	Buyer’s ERISA Certificate	20
	(e)	Buyer’s Closing Certificate	20
	(f)	Evidence of Authority	20
	(g)	Other Documents	20
	(h)	Tax Returns	20

ARTICLE 8 CONDITIONS TO CLOSING			21

8.1	Conditions to Seller’s Obligations		21
	(a)	Corporate Approval	21
	(b)	Representations True	21
	(c)	Buyer’s Financial Condition	21
	(d)	Buyer’s Deliveries Complete	21

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8.2	Conditions to Buyer’s Obligations		21
	(a)	Representations True	21
	(b)	Title Conditions Satisfied	21
	(c)	Estoppel Certificates	21
	(d)	Seller’s Deliveries Complete	23
	(e)	Roof Warranty	23

8.3	Waiver of Failure of Conditions Precedent		23

8.4	Approvals not a Condition to Buyer’s Performance		23

ARTICLE 9 REPRESENTATIONS AND WARRANTIES			23

9.1	Buyer’s Representations		23
	9.1.1	Buyer’s Authorization	23
	9.1.2	Buyer’s Financial Condition	24
	9.1.3	Patriot Act Compliance	24

9.2	Seller’s Representations		24
	9.2.1	Seller’s Authorization	24
	9.2.2	Seller’s Knowledge Representations	25
	9.2.3	Patriot Act Compliance	26
	9.2.4	Delivery of Documents	26

9.3	General Provisions		26
	9.3.1	No Representation as to Leases	26
	9.3.2	Seller’s Warranties Deemed Modified	26
	9.3.3	Breach of Seller’s Warranties prior to Closing	27
	9.3.4	Survival; Limitation on Seller’s Liability	27

ARTICLE 10 COVENANTS			28

10.1	Buyer’s Covenants		28
	10.1.1	Confidentiality	28
	10.1.2	Buyer’s Indemnity	29
	10.1.3	Delivery of Information Regarding Compliance	29

10.2	Seller’s Covenants		30
	10.2.1	Service Contracts	30
	10.2.2	Maintenance of Property	30
	10.2.3	Confidentiality	31
	10.2.4	Delivery of Information Regarding Compliance	31

10.3	Mutual Covenants		31
	10.3.1	Publicity	31
	10.3.2	Brokers	32
	10.3.3	Tax Protests, Tax Refunds and Credits	32
	10.3.4	Survival	33

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ARTICLE 11 FAILURE OF CONDITIONS		33

11.1	To Seller’s Obligations	33

11.2	To Buyer’s Obligations	33

ARTICLE 12 CONDEMNATION/CASUALTY		33

12.1	Right to Terminate	33

12.2	Allocation of Proceeds and Awards	34

12.3	Insurance	34

12.4	Waiver	34

ARTICLE 13 ESCROW		34

13.1	Deposit	34

13.2	Delivery	35

13.3	Failure of Closing	35

13.4	Stakeholder	35

13.5	Taxes	35

13.6	Execution by Escrow Agent	35

13.7	Survival	35

ARTICLE 14 LEASING MATTERS		36

14.1	New Leases; Lease Modifications	36

14.2	Lease Enforcement	36

14.3	Lease Expenses	36

ARTICLE 15 MISCELLANEOUS		37

15.1	Buyer’s Assignment	37

15.2	Designation Agreement	37

15.3	Survival/Merger	38

15.4	Integration/Waiver	38

15.5	Governing Law	38

15.6	Captions Not Binding; Exhibits	38

15.7	Binding Effect	38

15.8	Severability	38

15.9	Notices	39

15.10	Counterparts	40

15.11	No Recordation	40

15.12	Additional Agreements; Further Assurances	40

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15.13	Construction	40

15.14	ERISA	41

15.15	Maximum Aggregate Liability	41

15.16	Time of The Essence	42

15.17	Waiver of Jury Trial	42

15.18	Facsimile Signatures	43

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EXHIBITS

A.	Legal Description

B.	List of Contracts

C.	List of Tenants and Leases

D.	Schedule of Seller and Buyer Responsibilities For Leasing Costs

E.	Buyer’s 3-14 Audit Documents

F.	Form of Buyer’s As-Is Certificate and Agreement

G.	Form of Special Warranty Deed

H.	Form of Bill of Sale

I.	Form of Assignment of Leases

J.	Form of Assignment of Intangible Property

K.	Form of Notice to Tenants

L.	Form of Seller’s Non-Foreign Certificate

M.	Authority Documents: — 1: Certificate of Assistant Secretary — 2: Certificate of Seller

N.	Title Company Documents: — 1: Form of Seller’s Title Affidavit — 2: Form of Seller’s Gap Indemnity

O.	Form of Closing Statement Agreement

P.	Form of Seller’s Closing Certificate

Q.	Form of Buyer’s ERISA Certificate

R.	Form of Buyer’s Closing Certificate

S.	Form of Tenant Estoppel Certificate

T.	Litigation Notices, Contract Defaults, Governmental Violations

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made to be effective as of August 5, 2009, by and between COGNAC WILLOW OAKS, LLC, a Delaware limited liability company (“Seller”), and KBS CAPITAL ADVISORS LLC, a Delaware limited liability company (“Buyer”).

W I T N E S S E T H:

In consideration of the mutual covenants and agreements set forth herein, the parties hereto do hereby agree as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Business Day” shall mean any day other than a Saturday, Sunday, or any Federal holiday, or any holiday in the State in which the Property is located. If any period expires on a day which is not a Business Day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a Business Day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding Business Day.

“Buyer’s As-Is Agreement” shall mean the Agreement in the form of Exhibit E attached hereto and incorporated herein by this reference, to be executed by Buyer and other parties as set forth therein at Closing.

“Buyer’s Reports” shall mean the results of any examinations, inspections, tests, studies, analyses, appraisals, evaluations and/or investigations prepared by or for or otherwise obtained by any Buyer’s Representative in connection with Buyer’s Due Diligence.

“Buyer’s Representatives” shall have the meaning set forth in Buyer’s As-Is Agreement.

“Closing” shall mean the closing of the Transaction.

“Closing Date” shall mean the of Closing, which shall be on the Closing Deadline, or such other date as may be agreed upon by Seller and Buyer in their sole and absolute discretion.

“Closing Deadline” shall mean August 24, 2009, as the same may be extended pursuant to the express terms of this Agreement, subject to extension in accordance with the terms hereof.

“Closing Documents” shall mean all documents and instruments executed and delivered by Buyer or Seller pursuant to the terms of this Agreement or otherwise in connection with the Transaction or this Agreement, including, without limitation, the documents and instruments required pursuant to the terms of Article 7.

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Commencement Date” shall mean July 13, 2009, the date of full execution of the Letter of Interest.

“Confidential Materials” shall have the meaning set forth in Buyer’s As-Is Agreement.

“Contracts” shall mean all service, supply, maintenance, utility and commission agreements, all equipment leases, and all other contracts, subcontracts and agreements relating to the Real Property and the Personal Property (including all contracts, subcontracts and agreements relating to the construction of any unfinished tenant improvements) that are described in Exhibit B attached hereto and incorporated herein by this reference, together with any additional contracts, subcontracts and agreements entered into in accordance with the terms of Subsection 10.2.1 hereof and as the same may be modified or terminated in accordance with the terms of Subsection 10.2.1.

“deemed to know” (or words of similar import) shall have the meaning set forth in Buyer’s As-Is Agreement.

“Deposit” shall mean the sum of Five Million and No/100 Dollars ($5,000,000.00), consisting of, collectively, the First Deposit of Two Million and No/100 Dollars ($2,000,000.00), and the Second Deposit of Three Million and No/100 Dollars ($3,000,000.00), together with any interest earned thereon.

“Designated Representatives” shall mean Collete English Dixon (the officer of The Prudential Insurance Company of America responsible for the sale of the Property) and Amy Ziegler (the officer of The Prudential Insurance Company of America responsible as the asset manager for the Property).

“Documents” shall have the meaning set forth in Buyer’s As-Is Agreement.

“Due Diligence” shall have the meaning set forth in Buyer’s As-Is Agreement.

“Due Diligence Period” shall mean the period commencing prior to the execution of this Agreement and expiring at 5:00 p.m. Eastern Time on August 12, 2009.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Escrow Agent” shall mean Lawyers Title Insurance Corporation, whose mailing address is Orange Commercial/Major Accounts, 4100 Newport Place Drive, Suite 120, Newport Beach, California 92660, Attention: Joy Eaton (Telephone: 949.724.3145, Telecopy: 949.271.5762, Email: jeaton@landam.com), in its capacity as escrow agent.

“Escrow Deposits” shall have the meaning given such term in Article 13 hereof.

“First Deposit” shall mean the sum of Two Million and No/100 Dollars ($2,000,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Subsection 3.1.1 hereof, together with any interest earned thereon.

“Intangible Property” shall mean, collectively, Seller’s interest in and to all of the following, if and only to the extent the same may be assigned or quitclaimed by Seller without any expense to Seller:

(a)	the Contracts; and

(b)	to the extent that the same are in effect as of the Closing Date, any licenses, permits and other written authorizations necessary for the use, operation or ownership of the Real Property; and

(c)	any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date; and

(d)	the rights of Seller (if any) to the name “Willow Oaks Corporate Center” (it being acknowledged by Buyer that Seller does not have exclusive rights (and in fact may have no rights) to use such name and that Seller has not registered the same in any manner).

“Laws” shall mean all municipal, county, State or Federal statutes, codes, ordinances, laws, rules or regulations.

“Leases” shall mean all leases for tenants of the Real Property (a current list of which is described on Exhibit C attached hereto and make a part hereof), existing on the Closing Date (including all New Leases).

“Letter of Interest” shall mean that certain Letter of Interest dated as of July 13, 2009 executed by Buyer and Seller with respect to the Property.

“Liabilities” shall have the meaning set forth in Buyer’s As-Is Agreement.

“Major Casualty/Condemnation” shall mean:

(a)	any condemnation or eminent domain proceeding that occurs after the date hereof, if and only if the portion of the Property that is the subject of such proceedings has a value in excess of $1,900,000.00, as reasonably determined by Seller; and

(b)	any casualty that occurs after the date hereof, if and only if either (i) the casualty is an uninsured casualty and Seller, in its sole and absolute discretion, does not elect to cause the damage to be repaired or restored or give Buyer a credit at Closing for such repair or restoration, or (ii) the portion of the Property that is damaged or destroyed has a cost of repair that is in excess of $1,900,000.00, as reasonably determined by Seller.

“New Leases” shall mean, collectively, any lease for space at the Property entered into between the Commencement Date and the Closing Date.

“Owner’s Title Policy” shall mean an ALTA owner’s title insurance policy, in the amount of the Purchase Price.

“Permitted Exceptions” shall mean and include all of the following, subject to the rights of Buyer to object to matters of title and survey pursuant to Article 4 hereof and the right of Buyer to terminate this Agreement pursuant to Article 5 hereof: (a) applicable zoning and building ordinances and land use regulations, (b) any deed, easement, restriction, covenant or other matter affecting title to the Property, except to the extent that the same are caused or created by Seller in violation of the terms of Article 4, (c) such state of facts as would be disclosed by a physical inspection of the Property, (d) the lien of taxes and assessments not yet due and payable, (e) any exceptions caused by any Buyer’s Representative, (f) such other exceptions as are set forth in the Owner’s Title Policy, (g) the rights of the tenants under the Leases, as tenants only with no right to purchase all or portions of the Property, (h) any matters about which Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period, and (i) any matters deemed to constitute additional Permitted Exceptions under Subsection 4.2.1 hereof. Notwithstanding any provision to the contrary contained in this Agreement or any of the Closing Documents, any or all of the Permitted Exceptions may be omitted by Seller in the Deed (as defined in Subsection 7.3(a)) without giving rise to any liability of Seller, irrespective of any covenant or warranty of Seller that may be contained in the Deed (which provisions shall survive the Closing and not be merged therein).

“Personal Property” shall mean, collectively, (a) all tangible personal property owned by Seller that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, and (b) all books, records and files of Seller relating to the Real Property or the Leases; but specifically excluding from the items described in both clauses (a) and (b), any Confidential Materials and any computer software that is licensed to Seller.

“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) Seller’s interest as landlord in all Leases; and (d) the Intangible Property.

“Property Documents” shall have the meaning set forth in Buyer’s As-Is Agreement.

“Prudential” shall mean The Prudential Insurance Company of America, a New Jersey corporation, which is the sole member of Seller.

“PTE 84-14” shall mean Prohibited Transaction Exemption 84-14 granted by the U.S. Department of Labor.

“Purchase Price” shall mean the sum of One Hundred Thirteen Million and No/100 Dollars ($113,000,000.00).

“Real Property” shall mean that certain parcel of real estate located at 8260, 8270 and 8280 Willow Oaks Corp. Drive, Merrifield, Fairfax County, Virginia and legally described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and owned by Seller as of the Closing Date and all right, title and interest, if any, that Seller may have in and to all rights, privileges and appurtenances pertaining thereto including all of Seller’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto; provided, however, that in the event of any condemnation or casualty that occurs after the date hereof, the term “Real Property” shall not include any of the foregoing that is destroyed or taken as a result of any such condemnation proceeding.

“Reimbursable Lease Expenses” shall mean, if applicable, and subject to Buyer’s rights of approval in accordance with Section 14.1 hereof, collectively, any and all costs, expenses and fees paid by Seller prior to Closing or costs, expenses and fees incurred by Seller prior to Closing arising out of or in connection with (a) renewals, extensions or expansions provided for in any existing Leases which are exercised between the Commencement Date and the Closing Date, (b) any new extensions, renewals or expansions under any existing Lease (not provided for in the any Leases as currently existing) granted by Seller between the Commencement Date and the Closing Date, to the extent disclosed to Buyer in writing prior to the expiration of the Due Diligence Period, and to the extent approved in writing by Buyer (in its sole discretion) if disclosed after the expiration of the Due Diligence Period, and (c) any New Lease, to the extent disclosed to Buyer in writing prior to the expiration of the Due Diligence Period, and to the extent approved in writing by Buyer (in its sole discretion) if disclosed after the expiration of the Due Diligence Period. Reimbursable Lease Expenses shall include, without limitation but subject to the limitations set forth in clauses (a), (b) and (c) above, (i) brokerage commissions and fees to effect any such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant’s requirements with regard to such leasing transaction, (iii) legal fees for services in connection with the preparation of documents and other services rendered in connection with the effectuation of the leasing transaction, and (iv) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Lease to the landlord under another lease (whether or not such other lease covers space in the Property). Notwithstanding the foregoing, or anything stated to the contrary in this Agreement, (A) Seller shall be responsible for all leasing costs attributable to those leases set forth on the attached Exhibit D identified as Seller’s obligations (and, to the extent not fully paid prior to the Closing, Buyer shall be entitled to a credit towards the Purchase Price at Closing equal to such unpaid amounts) and Buyer shall be responsible for all leasing costs attributable to those leases set forth on the attached Exhibit D identified as Buyer’s obligations, (B) as to any free rent under any of the leases set forth on the attached Exhibit D identified as Seller’s obligations, Buyer shall be entitled to a credit towards the Purchase Price at Closing equal to the free rent referred to therein that is applicable to the period after Closing, and (C) as to any free rent under any of the leases set forth on the attached Exhibit D identified as Buyer’s obligations, Buyer will be assuming such leases subject to the free rent provided for there under, but Seller shall not be entitled to a credit for any of such free rent.

“Remove” with respect to any exception to title shall mean that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Owner’s Title Policy for the benefit of Buyer, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding, indemnity of Seller or otherwise; provided, however, that without the prior written consent of Buyer, which may be withheld in Buyer’s sole discretion, Seller may only cause an exception to title to be “removed” by causing the Title Company to affirmatively insure over the same as an exception to the Owner’s Title Policy for the benefit of Buyer if such exception is a monetary item or lien, and then only up to $100,000 in the aggregate for all such monetary items or liens insured over.

“Rents” shall mean all base rents, percentage rents, additional rent and any tax and operating expense reimbursements and escalations due from the tenants of the Property under the Leases.

“Required Removal Exceptions” shall mean, collectively, the following:

(a)	any Title Objections to the extent (and only to the extent) that the same (i) have not been caused by any Buyer’s Representative, and (ii) constitute any of the following:

(A)	liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes) (“Monetary Liens”) that are created as a result of the intentional acts or omissions of Seller or its agents and affiliates; or

(B)	liens or encumbrances other than Monetary Liens created by Seller or its agents and affiliates after the date of this Agreement in violation of Subsection 4.2.2.

(b)	any exception to title that Seller has specifically agreed in writing to Remove pursuant to the terms of Subsection 4.2.1(b).

“Required Tenants” shall mean the following tenants: TimeLife, General Dynamics, Perot Systems, SRA, UNCF, ACS and BRTRC.

“Second Deposit” shall mean the sum of Three Million and No/100 Dollars ($3,000,000.00), to the extent the same is deposited by Buyer in accordance with the terms of Subsection 3.1 hereof, together with any interest earned thereon.

“Seller-Allocated Amounts” shall mean, collectively:

(a)	with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the date hereof, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; and

(b)	with respect to any casualty to any portion of the Property that occurs after the date hereof, (i) the costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date, and (iii) the reasonable and actual costs incurred by Seller in stabilizing the Property following a casualty.

“Seller Parties” shall have the meaning set forth in Buyer’s As-Is Agreement.

“Seller’s Broker” shall mean CB Richard Ellis.

“Seller’s Knowledge” or words of similar import shall refer only to the actual knowledge of the Designated Representatives and shall not be construed to refer to the knowledge of any other Seller Party, or to impose or have imposed upon the Designated Representatives any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Representatives. There shall be no personal liability on the part of the Designated Representatives arising out of any of the Seller’s Warranties.

“Seller’s Property Manager” shall mean the current manager of the Property: Brandywine Realty Trust, 8260 Willow Oaks Corporate Dr., Ste. 120, Fairfax, VA 22031, Attention: Colleen L. Casey.

“Seller’s Warranties” shall have the meaning set forth in Buyer’s As-Is Agreement.

“Survey” shall mean that certain survey of the Property dated May 5, 2009, prepared by Bock & Clark Corp., identified as Job No. 09030, Network Job No. 200900420-1.

“Surviving Covenants” shall have the meaning set forth in Buyer’s As-Is Agreement.

“Tax Year” shall mean the year period commencing on January 1 of each calendar year and ending on December 31 of each calendar year.

“Title Commitment” shall mean a commitment to issue an owner’s policy of title insurance with respect to the Property, issued by the Title Company.

“Title Company” shall mean Lawyers Title Insurance Corporation, whose mailing address is Los Angeles Commercial/Major Accounts, 801 S. Figueroa Street, Suite 870, Los Angeles, California 90017, Attn: Bill Shebesta (Telephone: 213.330.3049, Telecopy: 213.330.3120, Email: wshebesta@landam.com).

“Title Documents” shall mean all documents referred to on Schedule B of the Title Commitment as exceptions to coverage.

“Title Objections” shall mean any exceptions to title to which Buyer is entitled and timely objects in accordance with the terms of Subsection 4.2.1(a).

“Transaction” shall mean the transaction contemplated by this Agreement.

ARTICLE 2 - SALE OF PROPERTY

Seller agrees to sell, transfer and assign and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Closing Documents, all of Seller’s right, title and interest in and to the Property.

ARTICLE 3 - PURCHASE PRICE

In consideration of the sale of the Property to Buyer, Buyer shall pay to Seller an amount equal to the Purchase Price, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement. The Purchase Price shall be paid as follows:

3.1 Earnest Money Deposit.

3.1.1 Payment of Deposit. Upon the full and final execution of this Agreement and as a condition precedent to the effectiveness of this Agreement, Buyer shall pay the First Deposit to Escrow Agent. In addition, no later than one (1) business day after the expiration of the Due Diligence Period (provided that this Agreement is not sooner terminated in accordance with the terms hereof), Buyer shall pay the Second Deposit to Escrow Agent.

3.1.2 Applicable Terms; Failure to Make Deposit. The Deposit shall be paid to Escrow Agent in immediately available funds. Except as expressly otherwise set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 13, and notwithstanding anything stated to the contrary in this Agreement, shall be refundable to Buyer if the Transaction contemplated hereunder fails to close for any reason other than Buyer’s failure to purchase the Property when it is obligated to do so under the terms of this Agreement. Notwithstanding any provision in this Agreement to the contrary, if Buyer fails to timely make the Second Deposit as provided herein, Buyer shall be deemed to have elected to terminate this Agreement, the First Deposit shall be returned to Buyer and the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.2 Cash at Closing. On the Closing Date, Buyer shall, provided all conditions have been satisfied or waived, (a) pay to Seller an amount equal to the balance of the Purchase Price in immediately available funds by wire transfer as more particularly set forth in Section 7.2, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement, and, (b) cause Escrow Agent to simultaneously pay the Deposit to Seller in immediately available funds by wire transfer as more particularly set forth in Section 7.2.

ARTICLE 4 - TITLE MATTERS

4.1 Title to Real Property. Buyer hereby confirms receipt of the Title Commitment, the Title Documents and the Survey.

4.2 Title Defects.

4.2.1 Buyer’s Objections to Title; Seller’s Obligations and Rights.

(a) Prior to the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that appear on the Title Commitment, the Survey, any updates to the Survey, and any supplemental title reports or updates to the Title Commitment (whether or not such matters constitute Permitted Exceptions). In addition, after the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that are not Permitted Exceptions and that materially adversely affect Buyer’s title to the Real Property that may first appear on any supplemental title reports or updates to the Title Commitment or Survey issued after the expiration of the Due Diligence Period, so long as such objection is made by Buyer within five (5) Business Days after Buyer becomes aware of the same (but, in any event, prior to the Closing Date). Unless Buyer is entitled to and timely objects to such title matters, all such title matters shall be deemed to constitute additional Permitted Exceptions.

(b) To the extent that any Title Objections do not constitute Required Removal Exceptions, Seller may elect (but shall not be obligated) to Remove or cause to be Removed any such Title Objections and Seller shall notify Buyer in writing within five (5) Business Days after receipt of Buyer’s notice of Title Objections (but, in any event, prior to the Closing Date) whether Seller elects to Remove the same. Failure of Seller to respond in writing within such period shall be deemed an election by Seller not to Remove such Title Objections. Any Title Objection that Seller elects in writing to Remove shall be deemed a Required Removal Exception. If Seller elects not to Remove one or more Title Objections, then, within five (5) Business Days after such election (but, in any event, prior to the Closing Date), Buyer may elect in writing to either (i) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such Title Objections and proceed to Closing. Failure of Buyer to respond in writing within such period shall be deemed an election by Buyer to waive such Title Objections and proceed to Closing. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(c) If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, Remove or cause to be Removed any Required Removal Exceptions. Seller may use any portion of the Purchase Price to satisfy any Required Removal Exceptions that exist as of the Closing Date, provided Seller shall cause the Title Company to Remove the same. If Seller is unable to Remove any Required Removal Exceptions at or prior to the Closing, Buyer may at Closing elect to either (a) exercise Buyer’s rights under Section 11.2 to terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) accept such exceptions to title and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(d) Seller shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of the Removal of any exceptions to title.

4.2.2 No New Exceptions. From and after the date hereof, Seller shall not execute any deed, easement, restriction, covenant or other matter affecting title to the Property unless Buyer has received a copy thereof and has approved the same in writing. If Buyer fails to object in writing to any such proposed instrument within three (3) Business Days after receipt of the aforementioned notice, Buyer shall be deemed to have approved the proposed instrument. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such instrument that is proposed prior to the expiration of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such instrument that is proposed between the expiration of the Due Diligence Period and the Closing.

4.3 Title Insurance. At Closing, the Title Company shall issue the Owner’s Title Policy to Buyer, insuring that fee simple title to the Real Property is vested in Buyer subject only to the Permitted Exceptions. Buyer shall be entitled to request that the Title Company provide such endorsements (or amendments) to the Owner’s Title Policy as Buyer may reasonably require, provided that (a) such endorsements (or amendments) shall be at no cost to, and shall impose no additional liability on, Seller, (b) Buyer’s obligations under this Agreement shall not be conditioned upon Buyer’s ability to obtain such endorsements, and, if Buyer is unable to obtain such endorsements, Buyer shall nevertheless be obligated to proceed to close the Transaction without reduction of or set off against the Purchase Price, and (c) the Closing shall not be delayed as a result of Buyer’s request.

ARTICLE 5 - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1 Buyer’s Due Diligence.

5.1.1 Access to Documents and the Property. Commencing prior to the date hereof and continuing to the Closing Date, Seller has and will continue to make or cause to be made available to Buyer for inspection and copying, at Buyer’s sole cost and expense, all books, records and files of Seller and Seller’s Property Manager (other than Confidential Materials), which are located (i) on-site at the Property, (ii) at the office of Seller’s Property Manager, and (iii) at the office of Seller and Seller’s asset manager; without limiting the foregoing, Seller will deliver or cause to be delivered (which may be by posting on Seller’s Broker’s due diligence website for the Transaction) to Buyer true, correct and complete copies of the Leases and the Contracts, and any other books, records and files as Buyer has requested as set forth on the list attached as Exhibit B to the Letter of Interest to the extent in existence and in Seller’s possession or control. In addition, commencing prior to the date hereof and continuing to the Closing Date, Seller has and will continue to allow Buyer’s Representatives access to the Property upon reasonable prior notice at reasonable times provided (a) such access does not interfere in any material respect with the operation of the Property or the rights of tenants; (b) Buyer shall coordinate with Seller and Seller’s Property Manager prior to and during each visit to the Property by any Buyer’s Representatives and representatives of Seller shall accompany Buyer’s Representatives during each such visit; (c) Buyer shall be permitted to contact Seller’s Property Manager provided Buyer shall have provided at least three (3) Business Days prior notice to Seller so that Seller has the opportunity to be present; (d) Buyer’s Representatives may contact any tenant, but only provided that such contact is coordinated and conducted with Seller or its agents (and Seller shall make representatives available for such purpose during business hours as defined by the Leases); (e) unless Buyer notifies Seller and coordinates with Seller and Seller’s Property Manager, after the expiration of the Due Diligence Period Buyer’s Representatives shall not be permitted to perform any further testing or other physical evaluation of the Property prior to Closing; and (f) Seller or its designated representative shall have the right to pre-approve and be present during any physical testing of the Property. On written request from Seller, Buyer shall deliver promptly to Seller copies of all Buyer’s Reports (other than internal analysis and proprietary information of the Buyer), but with no liability for the accuracy thereof and no representation that Seller or any other party may rely thereon. Buyer shall immediately return the Property to the condition existing prior to any tests and inspections. Prior to such time as any Buyer’s Representatives enter the Property, Buyer shall (i) have or obtain policies of general liability insurance which insure Buyer’s Representatives with liability insurance limits of not less than $1,000,000 combined single limit for personal injury and property damage and name Seller and Seller’s Property Manager as additional insureds and which are with such insurance companies, provide such coverages and carry such other limits as Seller shall reasonably require, and (ii) provide Seller with certificates of insurance evidencing that Buyer has obtained the aforementioned policies of insurance.

5.1.2 Limit on Government Contacts. Notwithstanding any provision in this Agreement to the contrary, except in connection with the preparation of a so-called “Phase I” environmental report with respect to the Property and obtaining a standard “zoning letter” or “departmental search” regarding laws or regulations applicable to the Property, Buyer’s Representatives shall not contact any governmental official or representative regarding the Property (including with respect to hazardous materials on or the environmental condition of the Property, or zoning, permitting or entitlement issues)

without Seller’s prior written consent thereto, which consent shall not be unreasonably withheld, conditioned or delayed. In addition, if Seller’s consent to any such governmental contacts is obtained by Buyer, Buyer shall give Seller at least five (5) days prior written notice of the intended contact and Seller shall have the right to have a representative present when any Buyer’s Representative has any such contact with any governmental official or representative.

5.1.3 Other Due Diligence Obligations of Buyer. All inspections by Buyer’s Representatives shall be at Buyer’s sole cost and expense and shall be in accordance with applicable Laws, including without limitation, Laws relating to worker safety and the proper disposal of discarded materials. Buyer shall cause each of Buyer’s Representatives to be aware of the terms of this Agreement as it relates to the conduct of Buyer’s Due Diligence and the obligations of such parties hereunder.

5.1.4 Waiver and Release. Buyer, for itself and all of the other Buyer’s Representatives, hereby waives and releases Seller and each of the Seller Parties from all claims resulting directly or indirectly from access to, entrance upon, or inspection of the Property by Buyer’s Representatives.

5.1.5 Audit Documents. In addition, Buyer has informed Seller that Buyer is required by law to complete with respect to certain matters relating to the Property an Audit commonly known as a “3-14” Audit (“Buyer’s 3-14 Audit”). In connection with the performance of Buyer’s 3-14 Audit, Seller shall during the Due Diligence Period deliver to Buyer, (1) the documents which are described on Exhibit E attached hereto, to the extent in existence and in Seller’s possession (collectively, “Buyer’s 3-14 Audit Documents”) and (2) provide to Buyer in written form, answers to such questions relating to the Property which are set forth in Exhibit E attached hereto, to the extent such information is in existence and in Seller’s possession.

5.2 As-Is Sale. Buyer acknowledges and agrees as follows:

(a) During the Due Diligence Period, Buyer has conducted, and shall continue to conduct, or has waived its right to conduct, such Due Diligence as Buyer has deemed or shall deem necessary or appropriate.

(b) The Property shall be sold, and Buyer shall accept possession of the Property on the Closing Date, “AS IS, WHERE IS, WITH ALL FAULTS”, except only for Seller’s Warranties, with no right of setoff or reduction in the Purchase Price.

(c) Except for Seller’s Warranties, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guarantees (whether express, implied, statutory or otherwise) to Buyer with respect to the Property, any matter set forth, contained or addressed in the Documents (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence.

(d) Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Property or the Transaction.

In addition, Buyer expressly understands and acknowledges that it is possible that unknown Liabilities may exist with respect to the Property and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of such consideration, having been bargained for between parties with the knowledge of the possibility of such unknown Liabilities shall be given in exchange for a full accord and satisfaction and discharge of all such Liabilities.

5.3 Termination of Agreement During Due Diligence Period. If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence during the Due Diligence Period or is otherwise not satisfied with the Property for any reason or no reason, or determines not to pursue the Transaction for any reason or no reason, Buyer may terminate this Agreement by written notice to Seller at any time prior to the expiration of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and Buyer shall be entitled to the return of the Deposit. In the event Buyer fails to terminate this Agreement prior to the expiration of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5. Except as otherwise expressly provided in Section 5.1.1(e) above, Buyer and Seller each acknowledge and agree that Buyer shall have no additional period after the expiration of the Due Diligence Period to conduct further Due Diligence.

5.4 Buyer’s Certificate. Buyer shall deliver to Seller at the Closing, a certificate in the form of Exhibit F attached hereto and incorporated herein by this reference.

ARTICLE 6 - ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing:

6.1 Lease Rentals and Other Revenues.

6.1.1 Rents. All collected Rents shall be prorated between Seller and Buyer as of the day prior to the Closing Date. Seller shall be entitled to all Rents attributable to any period to but not including the Closing Date. Buyer shall be entitled to all Rents attributable to any period on and after the Closing Date. Rents not collected as of the Closing Date shall not be prorated at the time of Closing.

6.1.2 Other Revenues. Revenues from Property operations (other than Rents (which shall be prorated as provided in Subsection 6.1.1), security deposits (which will be apportioned as provided in Section 6.6), and pre-paid installments or other payments under Contracts (which shall be the sole property of Seller) that are actually collected shall be prorated between Buyer and Seller as of 12:01 a.m. on the Closing Date. Seller shall be entitled to all such revenues attributable to any period to but not including the Closing Date and Buyer shall be entitled to all such revenues attributable to any period on and after the Closing Date.

6.1.3 Post Closing Collections. After Closing, Buyer shall make a good faith effort to collect any Rents or other revenues not collected as of the Closing Date on Seller’s behalf and to tender the same to Seller upon receipt; provided, however, that all Rents collected by Buyer on or after the Closing Date shall first be applied to all amounts due under the applicable Lease at the time of collection (i.e., current Rents and sums due Buyer as the current owner and landlord) with the balance (if any) payable to Seller, but only to the extent of amounts delinquent and actually due Seller. Buyer shall not have an exclusive right to collect the sums due Seller under the Leases or other revenue due Seller and Seller hereby retains its rights to pursue claims against any tenant under the Leases or other party for sums due with respect to periods prior to the Closing Date; provided, however, that with respect to any legal proceedings against any tenant under a Lease, Seller (a) shall be required to notify Buyer in writing of its intention to commence or pursue such legal proceedings; (b) shall only be permitted to commence or pursue any legal proceedings after the date which is four (4) months after Closing; and (c) shall not be permitted to commence or pursue any legal proceedings against any tenant seeking eviction of such tenant or the termination of the underlying Lease. The terms of this Section 6.1.3 shall survive the Closing and not be merged therein.

6.2 Lease Expenses. At Closing, (a) Buyer shall reimburse Seller for the Reimbursable Lease Expenses to the extent required by the terms of Article 14, and (b) Buyer shall be entitled to a credit towards the Purchase Price for Reimbursable Lease Expenses to the extent required by the terms of Article 14.

6.3 Real Estate and Personal Property Taxes.

6.3.1 Proration of Ad Valorem Taxes. Buyer and Seller shall only prorate ad valorem real estate and personal property taxes for the Property that are actually due and payable during the Closing Tax Year (regardless of the year for which such taxes are assessed), based on (if applicable) the maximum discount available for early payment, regardless of the year for which such taxes are assessed. There shall be no proration of ad valorem real estate or personal property taxes other than as set forth hereinabove. The proration of the ad valorem real estate and personal property taxes actually due and payable during the Closing Tax Year shall be calculated as follows:

(a) Seller shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year prior to the Closing Date, and the denominator of which shall be 365; and

(b) Buyer shall be responsible for that portion of such taxes equal to (i) the total such taxes due and payable during the Closing Tax Year, multiplied by (ii) a fraction, the numerator of which shall be the number of days in the Closing Tax Year subsequent to and including the Closing Date, and the denominator of which shall be 365.

6.3.2 Insufficient Information. If, at Closing, the real estate and/or personal property tax rate and assessments have not been set for the taxes due and payable during the Closing Tax Year, then the proration of such taxes shall be based upon the rate and assessments for the preceding Tax Year, and such proration shall be adjusted between Seller and Buyer after Closing upon presentation of written evidence that the actual taxes due and payable during the Closing Tax Year differ from the amounts used at Closing and in accordance with the provisions of Section 6.8.

6.3.3 Special Assessments. Seller shall pay all installments of special assessments due and payable prior to the Closing Date and Buyer shall pay all installments of special assessments due and payable on and after the Closing Date; provided, however, that (a) if the owner of the Property has the election to pay any special assessment either immediately or under a payment plan with interest, Seller may elect to pay under a payment plan, which election shall be binding on Buyer; and (b) Seller shall not be required by the foregoing to pay any installments of special assessments which have not been confirmed or which relate to projects that have not been completed on the date hereof.

6.3.4 Tenant Reimbursements. Notwithstanding the foregoing terms of this Article 6, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any real estate or personal property taxes or special assessments for the Closing Tax Year to the extent that Buyer is entitled after Closing to reimbursement of taxes and assessments, or the recovery of any increase in taxes and assessments, from the tenants under the Leases for the Closing Tax Year, regardless of whether Buyer actually collects such reimbursement or increased taxes and assessments from such tenants, it being understood and agreed by Buyer and Seller that (a) as between Buyer and Seller, Buyer shall be responsible for payment of all of such real estate or personal property taxes and assessments, and (b) the burden of collecting such reimbursements shall be solely on Buyer. Furthermore, Seller and Buyer acknowledge and agree that, notwithstanding any provision in any of the Leases to the contrary, the tax reimbursement payments to be paid by tenants of the Property during the Closing Tax Year are to be applied to pay the real estate taxes due and payable during the Closing Tax Year and, therefore, Buyer shall not receive a credit for any amounts due and payable by tenants of the Property prior to the Closing Tax Year as real estate tax reimbursements.

6.3.5 Reassessment. In the event the Property has been assessed for property tax purposes at such rates as would result in reassessment (i.e., “escape assessment” or “roll-back taxes”) based upon the change in land usage or ownership of the Property on or after the Closing Date, Buyer hereby agrees to pay all such taxes and to indemnify and save Seller harmless from and against all Liabilities for such taxes. Such indemnity shall survive the Closing and not be merged therein.

6.4 Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of 12:01 a.m. on the Closing Date. Seller shall pay all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases) and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date. To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name beginning at 12:01 a.m. on the Closing Date. Notwithstanding the foregoing terms of this Section, Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any operating expenses to the extent that Buyer is entitled after Closing to reimbursement of operating expenses, or the recovery of any increase in operating expenses, from the tenants under the Leases, regardless of whether Buyer actually collects such reimbursement or increased operating expenses from such tenants, it being understood and agreed by Buyer and Seller that (a) as between Buyer and Seller, Buyer shall be responsible for payment of all of such operating expenses, and (b) the burden of collecting such reimbursements shall be solely on Buyer.

6.5 Closing Costs. Buyer shall pay the following costs and expenses associated with the following: (a) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys, (b) all lenders’ fees related to any financing to be obtained by Buyer, (c) all recording and filing charges in connection with the instruments by which Seller conveys the Property, (d) all escrow or closing charges other than those Seller is obligated to pay as set forth below, (e) all premiums and charges of the Title Company for the Title Commitment and the Owner’s (and any mortgagee’s) Title Policy (including endorsements), (f) the cost of the Survey (including any Survey costs incurred by Seller in anticipation of the sale of the Property, Seller having retained the surveyor for an update of Seller’s existing survey), and (g) except for the “Grantor’s Tax” set forth below, all transfer taxes, sales taxes, documentary stamp taxes and similar charges, if any, applicable to the transfer of the Property to Buyer. Seller shall pay the following costs and expenses associated with the Transaction: (i) the commission due Seller’s Broker, (ii) all fees due its attorneys, (iii) all costs incurred in connection with causing the Title Company to Remove any Required Removal Exceptions, and (iv) the “Grantor’s Tax” payable on the recording of the Deed. The obligations of the parties under this Section 6.5 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.6 Cash Security Deposits. At Closing, Seller shall give Buyer a credit against the Purchase Price in the aggregate amount of any cash security deposits made by tenants under the Leases (less any returns of such deposits or applications in accordance with the Lease terms) less any administrative or similar charges to which Seller may be entitled under applicable Law.

6.7 Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall pay the amount thereof to Seller at the Closing by wire transfer of immediately available funds to the account or accounts to be designated by Seller for the payment of the Purchase Price.

6.8 Delayed Adjustment; Delivery of Operating and Other Financial Statements. If at any time following the Closing Date, the amount of an item as listed in any Section of this Article 6 shall prove to be incorrect (whether as a result of an error in calculation or a lack of complete and accurate information as of the Closing) or otherwise require adjustment as a result of any year-end or periodic reconciliations of reimbursable operating expenses or tax payments by a tenant under a Lease, the party owing money as a result of such error or adjustment shall promptly pay to the other party the sum necessary to correct such error or make such adjustment upon receipt of proof of the same, provided that such proof is received by the party from whom payment is to be made on or before one (1) year after Closing (such period being referred to herein as the “Post Closing Adjustment Period”). In order to enable Seller to determine whether any such delayed adjustment is necessary, Buyer shall provide to Seller current operating and financial statements for the Property and copies of any correspondence and statements sent to tenants in connection with any reconciliation promptly after the same are prepared, but, in any event, no later than the date one (1) month prior to the expiration of the Post Closing Adjustment Period. The provisions of this Section 6.8 shall survive the Closing and not be merged therein.

6.9 Outstanding Construction Work. Seller acknowledges that there is currently ongoing, or to be commenced, construction work at the Property, consisting of renovating the elevator cabs and controls in the building known as Willow Oaks I, pursuant to that certain “Elevator Contract” listed on Exhibit B. Such construction work is a Seller cost, to be paid by Seller prior to Closing, or, to the extent unpaid as of Closing, to be paid by a credit to Buyer at Closing, with Seller to present a reconciliation of outstanding funds owed under the Elevator Contract as of Closing (the amount of which outstanding funds owed under the Elevator Contract at Closing shall be confirmed in writing by the contractor(s) under the Elevator Contract as a condition precedent to Closing, such confirmation consisting of the most recent invoice from ThyssenKrupp Elevator Corp., setting forth the “Total Adjusted Contract”, “Total Paid to Date” and “Total Due on Contract”, together with the accompanying Application and Certification for Payment (Contractor’s Application for Payment) from ThyssenKrupp Elevator Corp.), and with Buyer, having received such credit at Closing, to assume the remaining work with respect thereto under such Elevator Contract (Buyer having the opportunity to confirm such amounts, and the scope of work under such Contracts, during Due Diligence).

ARTICLE 7 - CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1 Closing Date. Closing shall occur on the Closing Date. The parties shall endeavor to conduct an escrow-style closing with the Escrow Agent and the Seller’s and Buyer’s attorneys, so that it will not be necessary for any party to attend the Closing. If, however, either Buyer or Seller determines in good faith that such an escrow Closing is not practical, Buyer and Seller shall conduct a “pre-closing” at 1:00 p.m. Eastern Time (10:00 a.m. Pacific Time) on the last business day prior to the Closing Date at the offices of Seller’s attorney with title transfer and payment of the Purchase Price to be completed on the Closing Date as set forth in Section 7.2. Time is of the essence with respect to the Closing.

7.2 Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied, Seller agrees to convey the Property to Buyer upon confirmation of receipt of the Purchase Price by Escrow Agent as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied, Buyer agrees to pay the amount specified in Article 3 by timely delivering the same to Escrow Agent no later than 2:00 p.m. Eastern Time (11:00 a.m. Pacific Time) on the Closing Date and causing Escrow Agent to deposit the same in Seller’s designated account by 3:00 p.m. Eastern Time (noon Pacific Time) on the Closing Date. In addition, for each full or partial day after 3:00 p.m. Eastern Time (noon Pacific Time) on the Closing Date that Seller has not received in its account the payment specified in Article 3, Buyer shall pay to Seller at Closing (and as a condition thereto) the greater of (a) an amount equal to one (1) day’s interest on the unpaid funds at the rate per annum equal to the “prime rate” as such rate is reported in the “Money Rates” section of The Wall Street Journal, as published and distributed in New York, New York, in effect from time to time, and (b) an amount equal to the per diem proration for one (1) day. Notwithstanding the foregoing, Seller shall have the right to terminate this Agreement at any time if such payment is not received in Seller’s designated account by 3:00 p.m. Eastern Time (noon Pacific Time) on the Closing Date.

7.3 Seller’s Closing Deliveries. At the Closing, Seller shall deliver or cause to be delivered the following:

(a) Deed. A deed in the form of Exhibit G attached hereto and incorporated herein by this reference (“Deed”) executed and acknowledged by Seller.

(b) Bill of Sale. A bill of sale in the form of Exhibit H attached hereto and incorporated herein by this reference (“Bill of Sale”) executed by Seller.

(c) Assignment of Tenant Leases. An assignment and assumption of the Leases, in the form of Exhibit I attached hereto and incorporated herein by this reference (“Assignment of Leases”) executed by Seller.

(d) Assignment of Intangible Property. An assignment and assumption of the Intangible Property in the form of Exhibit J attached hereto and incorporated herein by this reference (“Assignment of Intangible Property”) executed by Seller.

(e) Notice to Tenants. A single form letter in the form of Exhibit K attached hereto and incorporated herein by this reference, executed by Seller, duplicate copies of which shall be sent by Buyer after Closing to each tenant under the Leases.

(f) Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit L attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, executed by Seller.

(g) Evidence of Authority. The following documentation relating to Seller’s authority (i) a certificate of an Assistant Secretary of Prudential with respect to the authority to act on behalf of Prudential of the individual executing on behalf of Prudential all documents contemplated by this Agreement, in the form of Exhibit M-1 attached hereto and incorporated herein by this reference, and (ii) a certificate of Seller signed by Prudential with respect to Seller’s limited liability company agreement or partnership agreement and the authority of Prudential to act on behalf of Seller, in the form of Exhibit M-2 attached hereto and incorporated herein by this reference.

(h) Title Documents. A Vendor’s Title Affidavit in the form of Exhibit N-1 attached hereto and incorporated herein by this reference, and a Gap Indemnity in the form of Exhibit N-2 attached hereto and incorporated herein by this reference.

(i) Other Documents. Such other documents as may be reasonably required by the Title Company or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(j) Letters of Credit as Tenant Security Deposits. With respect to any security deposits which are letters of credit, Seller shall, if the same may be assigned or quitclaimed by Seller, (i) deliver to Buyer at the Closing such letters of credit, (ii) at Closing, execute and deliver such other instruments as the issuers of such letters of credit shall reasonably require, and (iii) cooperate with Buyer to change the named beneficiary under such letters of credit to Buyer so long as Seller does not incur any additional liability or expense in connection therewith. The terms of this Section 7.3(j) shall survive the Closing and not be merged therein with respect to any letter of credit assigned to Buyer as of Closing.

(k) Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

(l) Closing Statement. A Closing Statement Agreement substantially in the form of Exhibit O attached hereto and incorporated herein by this reference, with such changes as Buyer or Escrow Agent shall reasonably require (the “Closing Statement”).

(m) Seller’s Closing Certificate. The certificate of Seller substantially in the form of Exhibit P attached hereto and incorporated herein by this reference.

(n) Keys and Original Documents. Keys to all locks on the Real Property in Seller’s or Seller’s Property Manager’s possession and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer.

The items to be delivered by Seller in accordance with the terms of Subsections (a) through (m) of this Section 7.3 shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date and the items to be delivered by Seller in accordance with the terms of Subsection (n) of this Section 7.3 shall be delivered outside of escrow and shall be deemed delivered if the same are located at the Property on the Closing Date.

7.4 Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following:

(a) Purchase Price. The Purchase Price, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b) Counterpart Documents. Duplicate counterparts of the following, executed and acknowledged by Buyer: Bill of Sale, Assignment of Leases, Assignment of Intangible Property and Closing Statement.

(c) Buyer’s As-Is Certificate. The certificate of Buyer required under Article 5 hereof.

(d) Buyer’s ERISA Certificate. The certificate of Buyer substantially in the form of Exhibit Q attached hereto and incorporated herein by this reference and such other documents as Buyer may be required to deliver pursuant to the terms of Section 15.14.

(e) Buyer’s Closing Certificate. The certificate of Buyer substantially in the form of Exhibit R attached hereto and incorporated herein by this reference.

(f) Evidence of Authority. To the extent required by the Title Company, documentation to establish the due authorization of Buyer’s acquisition of the Property and Buyer’s execution of this Agreement and the Closing Documents required to be delivered by Buyer and the consummation of the Transaction.

(g) Other Documents. Such other documents as may be reasonably required by the Title Company or may be agreed upon by Seller and Buyer to consummate the Transaction.

(h) Tax Returns. If applicable, duly completed and signed real estate transfer tax or sales tax returns.

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof and the items to be delivered by Buyer in accordance with the terms of Subsections (b) through (h) of this Section 7.4 shall be delivered to Escrow Agent no later than 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date.

ARTICLE 8 - CONDITIONS TO CLOSING

8.1 Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller by an express written waiver, at its sole option:

(a) Corporate Approval. The unconditional approval (“Corporate Approval”) of the Transaction by both the corporate officers and the Law Department of Prudential prior to the expiration of the Due Diligence period, each in their sole and absolute discretion. As of the date hereof, Seller has received Corporate Approval;

(b) Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;

(c) Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law, whether now or hereafter existing; and

(d) Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing.

8.2 Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

(a) Representations True. Subject to the provisions of Section 9.3, all representations and warranties made by Seller in this Agreement, as the same may be amended as provided in Section 9.3, shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date.

(b) Title Conditions Satisfied. At the time of the Closing, title to the Property shall be as provided in Article 4 of this Agreement.

(c) Estoppel Certificates. Buyer shall have received, no less than three (3) Business Days prior to the Closing Date, executed estoppel certificates from the Required Tenants, each of which shall be in the form of Exhibit S attached hereto and incorporated herein by this reference, and which tenant estoppel certificates (A) shall not disclose the existence of any defaults under the Leases referenced therein (other than (w) the payment of the current month’s rental payment, (x) immaterial monetary defaults by Seller under the Leases, defined as defaults (i) that do not entitle any tenant to terminate its lease, (ii) that can be cured by the payment of monetary sums and that, in the aggregate for all Leases, do not exceed $25,000 or, and provided that Seller confirms to Buyer in writing on or before two (2) Business Days prior to the Closing Deadline that Seller shall issue such credit at Closing, as to which Buyer receives a credit as of Closing as set forth in clause (iii) below, unless and to the extent such default is cured by Closing (as demonstrated to Buyer’s satisfaction through the delivery of an updated estoppel certificate complying with the provisions of this Subsection 8.2(c) that does not disclose such monetary default and expressly provides that such monetary default no longer exists or such other evidence that demonstrates to Buyer’s satisfaction in Buyer’s sole and absolute discretion that such default has been cured by Closing, Seller acknowledging that Buyer may not accept any other evidence than the updated estoppel certificate as set forth above), and (iii) for which Buyer shall receive a credit towards the Purchase Price at Closing equal to the amount of such monetary default if such amount is not an amount to be paid by Buyer under Section 6.2 or Article 14 (namely, a lease expense allocated to Buyer); (y) immaterial monetary defaults by tenants, defined as defaults under the Leases that can be cured by the payment of monetary sums and that, in the aggregate for all Leases, do not exceed $25,000; and (z) defaults that were previously disclosed in writing to Buyer prior to the expiration of the Due Diligence Period), and (B) shall not disclose any information inconsistent with the information contained in the Leases referenced therein, the rent rolls delivered to Buyer prior to the expiration of the Due Diligence Period or the operating statements and/or aging receivables reports delivered to Buyer prior to the expiration of the Due Diligence Period; provided, however, that if any tenant is required or permitted under the terms of its Lease to provide less information or to otherwise make different statements in a certification of such nature than are set forth on Exhibit S attached hereto (including GSA), then Buyer shall accept any modifications made to such estoppel certificate (or, as to GSA, such alternate statement, if any, as GSA may then be authorized to make) to the extent that such changes are consistent with the minimum requirements set forth in such tenant’s Lease. Notwithstanding any provisions in this Agreement to the contrary, if Buyer fails to object in writing to an estoppel certificate executed by any tenant within five (5) Business Days after the date the same has been delivered to any Buyer’s Representative, Buyer shall be deemed to have approved the same. If Seller fails to satisfy the estoppel conditions set forth above in this Section 8.2(c) on or before three (3) Business Days prior to the Closing Deadline, Buyer may issue written notice to Seller of such failure and, then, unless Seller elects the one time right to extend the Closing Deadline as set forth below, this Agreement shall thereupon be terminated as of the Closing Deadline and in the event of such termination, neither Seller nor Buyer shall have any liability under this Agreement except for those obligations that expressly survive the termination of this Agreement and Buyer shall be entitled to the return of the Deposit. Notwithstanding the foregoing, however, Seller may, at Seller’s option, one time only (with respect to the original Closing Deadline only), on or before two (2) Business Days prior to such original Closing Deadline, issue written notice to Buyer that Seller elects to extend the Closing Deadline by ten (10) business days to attempt to satisfy the estoppel conditions set forth above in this Section 3(d) on or before three (3) Business Days prior to the Closing Deadline as so extended, and, in such event, if Seller then fails to satisfy the estoppel conditions set forth above in this Section 3(d) on or before three (3) Business Days prior to the Closing Deadline as so extended, Buyer may issue written notice to Seller of such failure and this Agreement shall thereupon be terminated, and in the event of such termination, neither Seller nor Buyer shall have any liability under this Agreement except for those obligations that expressly survive the termination of this Agreement and Buyer shall be entitled to the return of the Deposit.

(d) Seller’s Deliveries Complete. Seller shall have delivered all of the documents and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing.

(e) Roof Warranty. Buyer shall have received a transfer of Seller’s rights (if any) in and to the roof warranties on all three buildings at the Property at Seller’s expense, together with a written confirmation from each of the issuers of the warranties that the warranties have been, or shall upon payment of the applicable transfer fee by Seller and delivery of closing transfer paperwork required by such issuers (which shall be executed and delivered by Seller and Buyer (but at no cost to Buyer for costs payable to the issuer of the warranty, which costs are at Seller’s expense and paid by Seller) as of Closing), reissued in the name of Buyer.

8.3 Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and Section 8.2, respectively. In the event any of the conditions set forth in Sections 8.1 or 8.2 are neither waived nor fulfilled, Seller or Buyer (as appropriate) may exercise such rights and remedies, if any, that such party may have pursuant to the terms of Article 11 hereof.

8.4 Approvals not a Condition to Buyer’s Performance. Subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts, management agreements or other agreements which Buyer requests (except only as set forth in Section 8.2(e) above with respect to the roof warranties), or (d) endorsements to the Owner’s Title Policy.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

9.1 Buyer’s Representations. Buyer represents and warrants to, and covenants with, Seller as follows:

9.1.1 Buyer’s Authorization. Buyer and its managing members (a) are duly organized (or formed), validly existing and in good standing under the Laws of their respective States of organization and, to the extent required by Law, the State in which the Property is located, (b) are authorized to consummate the Transaction and fulfill all of their respective obligations hereunder and under all Closing Documents to be executed by Buyer, and (c) have all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Buyer, and to perform all of Buyer’s obligations hereunder and thereunder. This Agreement and all Closing Documents to be executed by

Buyer, have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and its managing members and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or its managing members or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer or its managing members are bound.

9.1.2 Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar State or Federal Law.

9.1.3 Patriot Act Compliance. Buyer is not (i) acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation, nor (ii) engaged in any dealings or transactions, directly or indirectly, in contravention of any United States, international or other applicable money laundering regulations or conventions, including, without limitation, the United States Bank Secrecy Act, the United States Money Laundering Control Act of 1986, the United States International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001, Trading with the Enemy Act (50 U.S.C. § 1 et seq., as amended), or any foreign asset control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.

Buyer’s representations and warranties in this Section 9.1 shall survive the Closing and not be merged therein.

9.2 Seller’s Representations. Seller represents and warrants to Buyer as follows:

9.2.1 Seller’s Authorization. Seller (and as used in this Subsection 9.2.1, the term Seller includes any general partners or managing members of Seller) (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and, as and to the extent required by applicable Laws, of the State in which the Property is located, (b) subject to obtaining the approvals described in Subsection 8.1(a) (and as of the date hereof, Seller has received Corporate Approval), is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all Closing Documents to be executed by Seller, and (c) has all necessary power to execute and deliver this Agreement and all Closing Documents to be executed by Seller, and to perform all of its obligations hereunder and thereunder. Subject to obtaining the approvals described in Subsection 8.1(a) (and as of the date hereof, Seller has received Corporate Approval), this Agreement and all Closing Documents to be executed by Seller, have been duly authorized by all requisite partnership, corporate or other required action on the part of Seller and are the valid and legally binding obligation of Seller, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all Closing Documents to be executed by Seller, nor the performance of the obligations of Seller hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Seller or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Seller is bound.

9.2.2 Seller’s Knowledge Representations. To Seller’s Knowledge:

(a) Except as listed in Exhibit T attached hereto and incorporated herein by this reference, Seller has not received any written notice of any current or pending litigation against Seller (including, but not limited to, condemnation proceedings against the Property) which would, in the reasonable judgment of Seller, if determined adversely to Seller, materially adversely affect the Property.

(b) As of the date of this Agreement, Seller has not entered into any contracts, subcontracts or agreements affecting the Property which will be binding upon Buyer after the Closing other than (i) the Contracts listed in Exhibit B attached hereto, (ii) the Leases as set forth on Exhibit C attached hereto, and (iii) liens, encumbrances, covenants, conditions, restrictions, easements and other matters of record.

(c) Except for defaults cured on or before the date hereof, Seller has not received any written notice of default under the terms of any of the Contracts except as listed in Exhibit T attached hereto.

(d) As of the date of this Agreement, the only tenants of the Property are the tenants listed in Exhibit C attached hereto and incorporated herein by this reference; provided, however, that the foregoing is not intended (and shall not be construed) as a representation by Seller of the parties that are in actual possession of any portion of the Property since there may be subtenants, licensees or assignees that are in possession of portions of the Property of which Seller may not be aware.

(e) Except for violations cured or remedied on or before the date hereof and except as listed in Exhibit T attached hereto, as of the date of this Agreement, Seller has not received any written notice from any governmental authority (i) of any violation of any Law applicable to the Property, including, but not limited to, ordinances, rules, regulations or court orders or court decrees relating to, but not limited to, zoning, building codes or Hazardous Materials (as defined in the Buyer’s As-Is Agreement), or (ii) that there are Hazardous Materials in, on or under the Property that require remediation or removal under any applicable environmental Law, regulation or order.

(f) The documents heretofore or hereafter delivered or otherwise made available to Buyer prior to Closing include all documents used by Seller and Seller’s Property Manager in the day-to-day operations and management of the Property, other than Confidential Materials, and which documents are reviewed by Seller’s Property Manager for reporting to Seller in connection with (i) the performance by Seller of its fiduciary obligations to its clients and investors, and (ii) the preparation of financial statements and reports submitted to the clients and investors of Seller.

(g) Seller has provided copies or made available to Buyer for copying all third party reports in Seller’s possession related to the physical condition of the Property.

9.2.3 Patriot Act Compliance. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any Law that is enforced or administered by the Office of Foreign Assets Control, and is not engaging in this Transaction, directly or indirectly, on behalf of, or instigating or facilitating this Transaction, directly or indirectly, on behalf of, any such person, group, entity or nation.

9.2.4 Delivery of Documents. Seller has requested that Seller’s Property Manager give or otherwise make available to Buyer’s Representatives all books, records, and other writings in such manager’s possession related in any material way to the use, ownership or operation of the Property, other than Confidential Materials.

9.3 General Provisions.

9.3.1 No Representation as to Leases. Seller does not represent or warrant that any particular Lease or Leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder.

9.3.2 Seller’s Warranties Deemed Modified. To the extent that Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period that Seller’s Warranties are inaccurate, untrue or incorrect in any way, such Seller’s Warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be.

9.3.3 Breach of Seller’s Warranties prior to Closing.

(a) If at or prior to the Closing, any Buyer’s Representative obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). If at or prior to the Closing, Seller obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Seller shall give Buyer written notice thereof within five (5) Business Days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the Closing (not to exceed thirty (30) days) for the purpose of such cure.

(b) If any misrepresentation or breach of any of Seller’s Warranties is first discovered by Buyer after the expiration of the Due Diligence Period but prior to Closing and Seller either does not elect to or is not able to so cure any such misrepresentation or breach by the end of the cure period set forth above, then Buyer, as its sole remedies for any and all such misrepresentations or breaches, shall have the following rights:

(i) If any of Seller’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, then Buyer may elect either (A) to waive such misrepresentations or breaches and consummate the Transaction without any reduction of or credit against the Purchase Price, or (B) to terminate this Agreement by written notice given to Seller on the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer and, thereafter, neither party shall have any further rights or obligations hereunder except as provided in any section hereof that by its terms expressly provides that it survives any termination of this Agreement.

(ii) If any of Seller’s Warranties are untrue, inaccurate or incorrect but are not, in the aggregate, untrue, inaccurate or incorrect in any material respect, Buyer shall be deemed to waive such misrepresentation or breach of warranty, and Buyer shall be required to consummate the Transaction without any reduction of or credit against the Purchase Price.

(c) The untruth, inaccuracy or incorrectness of Seller’s Warranties shall be deemed material for purposes of this Agreement only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of Seller’s Warranties are reasonably estimated to exceed Fifty Thousand Dollars ($50,000).

9.3.4 Survival; Limitation on Seller’s Liability. Seller’s Warranties shall survive the Closing and not be merged therein for a period of one hundred eighty (180) days and Seller shall only be liable to Buyer hereunder for a breach of a Seller’s Warranty with respect to which a claim is made by Buyer against Seller on or before the one hundred eightieth (180th) day after the date of the Closing. Seller and Buyer hereby acknowledge and agree that the terms of this Section 9.3.4 limiting the time period within which Buyer may make a claim for any breach of a Seller’s Warranty supersede any and all statutes of limitation applicable to any such claims, notwithstanding that any such statutes of limitation may provide for a longer period of time to file a claim. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s Warranties shall be limited as set forth in Section 15.15 hereof. Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law, in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the Transaction, as the result of any of Seller’s Warranties being untrue, inaccurate or incorrect if (a) Buyer knew or is deemed to know that such representation or warranty was untrue, inaccurate or incorrect at the time of the Closing, or (b) Buyer’s damages as a result of such representations or warranties being untrue, inaccurate or incorrect are reasonably estimated to aggregate less than Fifty Thousand Dollars ($50,000) and can be timely cured by the expenditure of less than Fifty Thousand Dollars ($50,000).

ARTICLE 10 - COVENANTS

10.1 Buyer’s Covenants. Buyer hereby covenants as follows:

10.1.1 Confidentiality. Buyer acknowledges that any information heretofore or hereafter furnished to Buyer with respect to the Property has been and will be so furnished on the condition that Buyer maintain the confidentiality thereof until the Closing. Accordingly, Buyer shall hold, and shall cause the other Buyer’s Representatives to hold, in strict confidence, and Buyer shall not disclose, and shall prohibit the other Buyer’s Representatives from disclosing, to any other person without the prior written consent of Seller: (a) the terms of the Letter of Interest and this Agreement, (b) any of the information in respect of the Property delivered to or for the benefit of Buyer whether by any Buyer’s Representatives or by any of the Seller Parties, including, but not limited to, any information heretofore or hereafter obtained by any Buyer’s Representatives in connection with its Due Diligence, and (c) the identity of any direct or indirect owner of any beneficial interest in Seller. Buyer’s obligations under clauses (a) and (c) above shall survive the Closing and not be merged therein. In the event the Closing does not occur or this Agreement is terminated, Buyer shall promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (i) on a need-to-know basis to its employees, agents, consultants, members of professional firms serving it or potential lenders, investors, consultants and brokers, on a confidential basis, such terms of this Transaction as are customarily disclosed to such parties in connection with similar acquisitions, (ii) as any governmental agency may require in order to comply with applicable Laws or a court order (but only after Buyer has given written notice to Seller and a reasonable opportunity for Seller to obtain a protective order before such disclosure is made), (iii) to comply with financial reporting, securities laws and other legal requirements applicable to Buyer or any permitted assignee of Buyer hereunder, including disclosures (x) to any due diligence representatives and/or consultants that are engaged by, work for or are acting on behalf of, any securities dealers and/or broker dealers evaluating Buyer or any permitted assignee of Buyer hereunder, (y) in connection with any filings (including any amendment or supplement to any S-11 filing) with governmental agencies (including the SEC) by any REIT holding an interest (direct or indirect) in any permitted assignee of Buyer hereunder, and (z) to any broker/dealers in the REIT’s broker/dealer network and any of the REIT’s investors, in each case above only after Buyer has given no less than three (3) Business Days prior written notice to Seller with copies of the information to be disclosed; and (iv) to the extent that such information is a matter of public record. The provisions of this Subsection 10.1.1 shall survive any termination of this Agreement.

10.1.2 Buyer’s Indemnity. Buyer hereby agrees to indemnify, defend, and hold each of the Seller Parties free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (a) the breach of the terms of Subsection 10.1.1, or (b) the entry on the Real Property and/or the conduct of any Due Diligence by any Buyer’s Representatives at any time prior to the Closing; provided, however, that there is excluded from this indemnity any Liabilities caused solely and directly by the gross negligence or willful misconduct of any Seller Parties and that Buyer’s obligations under this clause (b) shall not apply to the mere discovery of a pre-existing environmental or physical condition at the Property. The provisions of this section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

10.1.3 Delivery of Information Regarding Compliance. No later than the earlier of (a) ten (10) Business Days after the date hereof, or (b) the end of the Due Diligence Period, Buyer agrees, upon Seller’s request, to provide documentation reasonably necessary or desirable for Seller to verify that the representations and warranties made in Section 9.1.3 are true, accurate and complete, which documentation (except as to Buyer (and the persons and entities owning a direct or indirect interest in Buyer as disclosed by Buyer’s counsel), and as to KBSII REIT Acquisition V, LLC (the 100% owner of the single member limited liability company that shall be the Buyer’s assignee hereunder based on Buyer’s current plans as disclosed to Seller), KBS REIT Properties II, LLC (the 100% owner of KBSII REIT Acquisition V, LLC), KBS Limited Partnership II (the 100% owner of KBS REIT Properties II, LLC), KBS REIT Holdings II, LLC (the 99.9% owner of KBS Limited Partnership II) (collectively, the “REIT Subsidiaries”) and KBS Real Estate Investment Trust II, Inc. (the 0.1% owner of KBS Limited Partnership II and the 100% owner of KBS REIT Holdings II, LLC), which is the entity that will be the ultimate beneficial owner of 100% of the single member limited liability company that shall be the Buyer’s assignee hereunder based on Buyer’s current plans as disclosed to Seller, as Buyer (and the persons and entities owning a direct or indirect interest in Buyer as disclosed by Buyer’s counsel), the REIT Subsidiaries and KBS Real Estate Investment Trust II, Inc. have been reviewed and approved by Seller as of the date hereof, and so no further documentation regarding such entities need be made other than the delivery of the certificate of Buyer substantially in the form of Exhibit R attached hereto and incorporated herein by this reference) shall include, without limitation, information regarding the ownership of Buyer consisting of a list of any person or entity that directly or indirectly owns more than a 25% interest in Buyer, together with, unless such entity is an entity whose securities are publicly traded, the Social Security number, FEIN number, or a copy of the passport, if requested, for each such person or entity, or such other information that Seller requires in Seller’s sole discretion in lieu thereof, which may consist of an appropriate certification letter from a United States bank acceptable to Seller and the Compliance Department of Prudential, the form and substance of which certification letter would be subject to Seller’s approval and approval by the Compliance Department of Prudential, or other information that Seller requires in Seller’s sole discretion in lieu thereof. Notwithstanding any provision in this Agreement to the contrary, Seller may disclose such information, without notice to Buyer, to any government agency or regulators in connection with any regulatory examination of any Seller Party or if Seller reasonably believes that such disclosure is required by Law or its regulatory compliance policies.

10.2 Seller’s Covenants. Seller hereby covenants as follows:

10.2.1 Service Contracts.

(a) Without Buyer’s prior consent, which consent shall not be unreasonably withheld, conditioned or delayed prior to the expiration of the Due Diligence Period, Seller shall not extend, renew, replace or otherwise modify any Contract or enter into any new service contract or agreement unless such Contract, service contract or agreement (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days’ notice. Seller shall furnish Buyer with a written notice of the proposed transaction which shall contain information that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed transaction. If Buyer fails to object in writing to the terms set forth in Seller’s notice within three (3) Business Days after receipt thereof, Buyer shall be deemed to have approved the terms of the proposed transaction. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such transaction that is proposed prior to the expiration of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the expiration of the Due Diligence Period and the Closing.

(b) On or before the Closing, Seller shall terminate any management agreements currently in effect with respect to the Property at the sole cost and expense of Seller.

10.2.2 Maintenance of Property. Except to the extent Seller is relieved of such obligations by Article 12 hereof, between the date hereof and the Closing Date Seller shall maintain and keep the Property in a manner consistent with Seller’s past practices with respect to the Property; provided, however, that, subject to Buyer’s right to terminate this Agreement prior to the expiration of the Due Diligence Period in accordance with the terms of Article 5 hereof, Buyer hereby agrees that, except for breaches of this Section 10.2.2, Buyer shall accept the Property subject to, and Seller shall have no obligation to cure, (a) any violations of Laws, or (b) any physical conditions that would give rise to violations of Laws, whether the same now exist or arise prior to Closing. Between the date hereof and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the date hereof from any governmental authority of the violation of any Laws regulating the condition or use of the Property.

10.2.3 Confidentiality. Seller Parties shall hold in strict confidence, and Seller Parties shall not disclose, to any other person without the prior written consent of Buyer, (x) the terms of the Letter of Interest and this Agreement, (y) the identity of Buyer, and (z) information provided by Buyer under Section 10.1.1. Notwithstanding anything to the contrary hereinabove set forth, Seller may disclose such information (i) on a need-to-know basis to its affiliates, the employees of Seller or its affiliates, or members of professional firms serving Seller or its affiliates, (ii) as any governmental agency may require in order to comply with applicable Laws or a court order; and (iii) to the extent that such information is a matter of public record. The provisions of this Subsection 10.2.3 shall survive the Closing of this Agreement (and not be merged therein).

10.1.4 Delivery of Information Regarding Compliance. No later than the earlier of (a) ten (10) Business Days after the date hereof, or (b) the end of the Due Diligence Period, Seller agrees, upon Buyer’s request, to provide documentation reasonably necessary or desirable for Buyer to verify that the representations and warranties made in Section 9.2.3 are true, accurate and complete, which documentation shall include, without limitation, information regarding the ownership of Seller consisting of a list of any person or entity that directly or indirectly owns more than a 25% interest in Seller, together with, unless such entity is an entity whose securities are publicly traded, the Social Security number, FEIN number, or a copy of the passport, if requested, for each such person or entity, or such other information that Buyer requires in Buyer’s sole discretion in lieu thereof, which may consist of an appropriate certification letter from a United States bank acceptable to Buyer and the Compliance Officer of Buyer, the form and substance of which certification letter would be subject to Buyer’s approval and approval by the Compliance Officer of Buyer, or other information that Buyer requires in Buyer’s sole discretion in lieu thereof. Notwithstanding any provision in this Agreement to the contrary, Buyer may disclose such information, without notice to Seller, to any government agency or regulators in connection with any regulatory examination of any Buyer’s Representative or if Buyer reasonably believes that such disclosure is required by Law or its regulatory compliance policies.

10.3 Mutual Covenants.

10.3.1 Publicity. Seller and Buyer each hereby covenant and agree that (a) prior to the Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law, and (b) after the Closing, any Release issued by either Seller or Buyer shall be subject to the review and approval of both parties (which approval shall not be unreasonably withheld, conditioned or delayed), except to the extent required by applicable Law. If either Seller or Buyer is required by applicable Law to issue a

Release, such party shall, at least two (2) Business Days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement, but “Release” shall expressly exclude any disclosure permitted pursuant to the provisions of clause (iii) appearing in Section 10.1.1 of this Agreement (which shall be expressly permitted if and to the extent in compliance with the provisions of clause (iii) appearing in Section 10.1.1 of this Agreement).

10.3.2 Brokers. Seller and Buyer expressly acknowledge that Seller’s Broker has acted as the exclusive broker with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any party (other than Seller’s Broker) claiming to have represented Buyer as broker in connection with the Transaction.

10.3.3 Tax Protests, Tax Refunds and Credits. Seller shall have the right to continue and to control the progress of and to make all decisions with respect to any contest of the real estate taxes and personal property taxes for the Property due and payable during the Closing Tax Year and all prior Tax Years. Buyer shall have the right to control the progress of and to make all decisions with respect to any tax contest of the real estate taxes and personal property taxes for the Property due and payable during all Tax Years subsequent to the Closing Tax Year. All real estate and personal property tax refunds and credits received after Closing with respect to the Property shall be applied in the following order of priority: first, to pay the costs and expenses (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with obtaining such tax refund or credit; second, to pay any amounts due to any past or present tenant of the Property as a result of such tax refund or credit to the extent required pursuant to the terms of the Leases; and third, apportioned between Buyer and Seller as follows:

(a) with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during the Closing Tax Year (regardless of the year for which such taxes are assessed), such refunds and credits shall be apportioned between Buyer and Seller in the manner provided in Section 6.3;

(b) with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period prior to the Closing Tax Year (regardless of the year for which such taxes are assessed), Seller shall be entitled to the entire refunds and credits; and

(c) with respect to any refunds or credits attributable to real estate and personal property taxes due and payable during any period after the Closing Tax Year (regardless of the year for which such taxes are assessed), Buyer shall be entitled to the entire refunds and credits.

10.3.4 Survival. The provisions of this Section 10.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 11 - FAILURE OF CONDITIONS

11.1 To Seller’s Obligations. If, on the Closing Date, the Closing fails to occur by reason of Buyer’s failure or refusal to close when it is obligated to do so under the terms of this Agreement, and such failure continues for three (3) Business Days after written notice from Seller to Buyer, which written notice shall detail such failure, then Seller may elect to terminate this Agreement by written notice to Buyer, promptly after which the Deposit shall be paid to Seller as liquidated damages and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

11.2 To Buyer’s Obligations. If, at the Closing, (i) Seller is in default of any of its obligations hereunder, or (ii) any of Seller’s Warranties are, in the aggregate, untrue, inaccurate or incorrect in any material respect, or (iii) the Closing otherwise fails to occur by reason of Seller’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, and any such circumstance described in any of clauses (i), (ii) or (iii) continues for five (5) Business Days after written notice from Buyer to Seller, which written notice shall detail such default, untruth or failure, as applicable, then Buyer shall have the right, to elect, as its sole and exclusive remedy, to (a) terminate this Agreement by written notice to Seller, promptly after which the Deposit shall be returned to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (b) waive the condition and proceed to close the Transaction, or (c) seek specific performance of this Agreement by Seller. As a condition precedent to Buyer exercising any right it may have to bring an action for specific performance hereunder, Buyer must commence such an action within ninety (90) days after the occurrence of Seller’s default. Buyer agrees that its failure to timely commence such an action for specific performance within such ninety (90) day period shall be deemed a waiver by it of its right to commence an action for specific performance as well as a waiver by it of any right it may have to file or record a notice of lis pendens or notice of pendency of action or similar notice against any portion of the Property.

ARTICLE 12 - CONDEMNATION/CASUALTY

12.1 Right to Terminate. If, after the date hereof, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact promptly after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs after the date hereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) Business Days after the giving of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) Business Day period shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 12.1, the Deposit shall be returned to Buyer and, thereafter, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.2 Allocation of Proceeds and Awards. If a condemnation or casualty occurs after the date hereof and this Agreement is not terminated as permitted pursuant to the terms of Section 12.1, then this Agreement shall remain in full force and effect, Buyer shall acquire the remainder of the Property upon the terms and conditions set forth herein and at the Closing:

(a) if the awards or proceeds, as the case may be, have been paid to Seller prior to Closing, Buyer shall receive a credit at Closing equal to (i) the amount of any such award or proceeds on account of such condemnation or casualty, plus (ii) if a casualty has occurred and such casualty is an insured casualty, an amount equal to Seller’s deductible with respect to such casualty, less (iii) an amount equal to the Seller-Allocated Amounts; and

(b) to the extent that such award or proceeds have not been paid to Seller prior to Closing, (i) if a casualty has occurred and such casualty is an insured casualty, Buyer shall receive a credit at Closing equal to Seller’s deductible with respect to such casualty, less an amount equal to the Seller-Allocated Amounts, and (ii) Seller shall assign to Buyer at the Closing (without recourse to Seller) the rights of Seller to, and Buyer shall be entitled to receive and retain, such awards or proceeds; provided, however, that within one (1) Business Day after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to the Seller-Allocated Amounts not previously paid to Seller.

12.3 Insurance. Seller shall maintain the property insurance coverage currently in effect for the Property, or comparable coverage, through the Closing Date.

12.4 Waiver. The provisions of this Article 12 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 12.

ARTICLE 13 - ESCROW

The Deposit and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), shall be held by Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

13.1 Deposit. Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Escrow Deposits with any funds of Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

13.2 Delivery. If the Closing occurs, Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.

13.3 Failure of Closing. If for any reason the Closing does not occur, Escrow Agent shall deliver the Escrow Deposits to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this Section 13.3. If for any reason the Closing does not occur and either party makes a written demand upon Escrow Agent for payment of the Escrow Deposits, Escrow Agent shall give written notice to the other party of such demand. If Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, Escrow Agent is hereby authorized to make such payment. If Escrow Agent does receive such written objection within such period, Escrow Agent shall continue to hold such amount or items until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

13.4 Stakeholder. The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its negligent acts and for any Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from Escrow Agent’s mistake of law respecting Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by Escrow Agent in bad faith, in disregard of this Agreement or involving negligence on the part of Escrow Agent.

13.5 Taxes. Buyer shall pay any income taxes on any interest earned on the Escrow Deposits. Buyer represents and warrants to Escrow Agent that its taxpayer identification number is 20-2197591 and Buyer shall provide a Form W-9 to Escrow Agent.

13.6 Execution By Escrow Agent. Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that Escrow Agent has received and shall hold the Escrow Deposits, in escrow, and shall disburse the Escrow Deposits pursuant to the provisions of this Article 13.

13.7 Survival. The provisions of this Article 13 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 14 - LEASING MATTERS

14.1 New Leases; Lease Modifications. After the date of this Agreement, Seller shall not, without either (A) prior written notice to Buyer (which prior written notice shall outline the general terms and conditions of any new lease or any lease modification, amendment, assignment or sublease, and shall be accompanied by a copy of such new lease or such lease modification, amendment, assignment or sublease), provided such written notice is received by Buyer on or before three (3) Business Days before the expiration of the Due Diligence Period, or (B) after three (3) Business Days before the expiration of the Due Diligence Period, Buyer’s prior written consent, which approval may be withheld in Buyer’s sole and absolute discretion, (a) enter into a New Lease; or (b) consent to any modification, amendment, assignment or sublease in connection with any Lease (except pursuant to the exercise by a tenant of a renewal, extension or expansion option or other right contained in such tenant’s Lease that is not discretionary). Seller shall furnish Buyer with a written notice of the proposed New Lease or renewal or extension agreement, modification, amendment, assignment or sublease which shall contain information that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed transaction together with copies of such proposed New Leases and renewal or extension agreement, modification, amendment, assignment or sublease. If Buyer fails to object in writing to any such proposed transaction within three (3) Business Days after receipt of written request for approval and the aforementioned information, Buyer shall be deemed to have disapproved the proposed transaction. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such transaction that is proposed between the expiration of the Due Diligence Period and the Closing. Notwithstanding the foregoing, if any Lease requires that the landlord’s consent be given under the applicable circumstances, then Buyer shall be deemed ipso facto to have approved such action. Any notice from Buyer rejecting the proposed transaction shall include a description of the reasons for Buyer’s rejection. Seller shall deliver to Buyer a true and complete copy of each such New Lease, renewal or extension agreement, modification, or amendment, as the case may be, promptly after the execution and delivery thereof.

14.2 Lease Enforcement. Seller shall have the right, but not the obligation (except to the extent that Seller’s failure to act shall constitute a waiver of such rights or remedies), to enforce the rights and remedies of the landlord under any Lease, by summary proceedings or otherwise (including, without limitation, the right to remove any tenant), and to apply all or any portion of any security deposits then held by Seller toward any loss or damage incurred by Seller by reason of any defaults by tenants existing no less than thirty (30) days, and the exercise of any such rights or remedies shall not affect the obligations of Buyer under this Agreement in any manner or entitle Buyer to a reduction in, or credit or allowance against, the Purchase Price or give rise to any other claim on the part of Buyer.

14.3 Lease Expenses. At Closing, Buyer shall reimburse Seller for Buyer’s pro rata share of any and all Reimbursable Lease Expenses to the extent that the same have been paid or incurred by Seller prior to Closing, except for those Reimbursable Lease Expenses for which Seller is responsible as provided on Exhibit D attached hereto and made a part hereof. In addition, except for those Reimbursable Lease Expenses for which Buyer is responsible as provided on Exhibit D attached hereto and made a part hereof, at Closing, Seller shall pay to Buyer for Seller’s pro rata share of any and all Reimbursable Lease Expenses to the extent that the same are unpaid as of Closing and, as a result, (a) Buyer shall assume Seller’s obligations to pay, when due (whether on a stated due date or accelerated) any Reimbursable Lease Expenses unpaid as of the Closing (except to the extent such Reimbursable Lease Expense is identified as one of “Seller’s Obligations” on Exhibit D), and (b) Buyer hereby agrees to indemnify and hold Seller harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) with respect to such Reimbursable Lease Expenses which remain unpaid for any reason at the time of Closing (except to the extent such Reimbursable Lease Expense is identified as one of “Seller’s Obligations” on Exhibit D), which obligations of Buyer shall survive the Closing and shall not be merged therein. For purposes of determining Buyer’s and Seller’s pro rata share of Reimbursable Lease Expenses, such costs and expenses shall be apportioned between Buyer and Seller based upon the proportion of the affected rent paying term of the applicable Lease, renewal, extension, or expansion, as the case may be, that falls within each of Buyer’s and Seller’s period of ownership of the Property. Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying Reimbursable Lease Expenses and the payment thereof. Notwithstanding anything to the contrary contained herein and for clarification purposes, the parties hereby acknowledge and agree that Seller shall be responsible for all Reimbursable Lease Expenses attributable to those Leases as set forth on Exhibit D identified as “Seller’s Obligations” and Buyer shall be responsible for all Reimbursable Lease Expenses attributable to those Leases set forth on Exhibit D identified as “Buyer’s Obligations”.

ARTICLE 15 - MISCELLANEOUS

15.1 Buyer’s Assignment. Buyer shall have the right to assign this Agreement to (a) an affiliate of Buyer which is wholly owned by Buyer or wholly owned by the owners of Buyer, (b) an affiliate which is owned, in part, by Buyer and which is controlled by Buyer as to property operating and management issues, or (c) an entity for which Buyer or its affiliate acts as the investment advisor, in any such case without Seller’s consent but shall, in any event, notify Seller in writing of any such assignment. Except as expressly provided to the contrary by the immediately preceding sentence, Buyer shall not assign this Agreement or its rights hereunder to any individual or entity without the prior written consent of Seller, which consent Seller may grant or withhold in its sole and absolute discretion, and any such assignment shall be null and void ab initio. In the event of any permitted assignment by Buyer, any assignee shall assume any and all obligations and liabilities of Buyer under this Agreement but, notwithstanding such assumption, Buyer shall continue to be liable hereunder.

15.2 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Escrow Agent is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a) Escrow Agent is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Escrow Agent shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b) Seller and Buyer shall furnish to Escrow Agent, in a timely manner, any information requested by Escrow Agent and necessary for Escrow Agent to perform its duties as Reporting Person for the Transaction.

(c) Escrow Agent hereby requests Seller to furnish to Escrow Agent Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Escrow Agent with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by Law. Accordingly, Seller hereby certifies to Escrow Agent, under penalties of perjury, that Seller’s correct taxpayer identification number is 22-1211670.

(d) Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs.

15.3 Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Purchase Price, the Deed and the other Closing Documents and the acceptance thereof shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

15.4 Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

15.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the Law of the State in which the Property is located.

15.6 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

15.7 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

15.8 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by Law.

15.9 Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date when received by facsimile or by e-mail (provided that the sender of such communication shall orally confirm receipt thereof by the appropriate parties) or when personally delivered as shown on a receipt therefor (which shall include delivery by a nationally recognized overnight delivery service) or three (3) Business Days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below. Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

If to Buyer:

KBS Capital Advisors LLC

1133 21st Street, NW, Suite 400

Washington, DC 20036

Attention: Robin A. Burke

Telephone No.: 202.822.7558 Ext 108

Telecopy No.: 202.822.1340

Email Address: rburke@kbsrealty.com

with a copy to:	Morgan Lewis & Bockius LLP 5 Park Plaza, Suite 1750 Irvine, CA 92614-3508 Attention: L. Bruce Fischer Telephone No.: 949.399.7145 Telecopy No.: 949.399.7001 Email Address: bfischer@morganlewis.com with a copy to:

KBS Capital Advisors LLC

620 Newport Center Drive, Suite 1300

Newport Beach, CA 92660

Attention: James Chiboucas

Telephone No.: 949.417.6500

Telecopy No.: 949.417.6520

Email Address: jchiboucas@kbsrealty.com

If to Seller:

Cognac Willow Oaks, LLC

c/o Prudential Real Estate Investors

180 N. Stetson St., Suite 3275

Chicago, IL 60601

Attention: Collete English Dixon

Telephone No.: 312.861.4440

Telecopy No.: 312.861.4380

Email Address: collete.english-dixon@prudential.com

with a copy to:

The Prudential Insurance Company of America

c/o PREI Law Department

Arbor Circle South

8 Campus Drive

Parsippany, New Jersey 07054

Attention: Law Department (James N. Marinello)

Telephone No.: 973.683.1718

Telecopy No.: 973.683.1788

Email Address: james.marinello@prudential.com

with a copy to:	Alston & Bird LLP 1201 West Peachtree Street Atlanta, Georgia 30309-3424 Attention: Albert E. Bender, Jr. Telephone No.: 404.881.7385 Telecopy No.: 404.253.8484 Email Address: bert.bender@alston.com

15.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

15.11 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. Notwithstanding the foregoing, if the same is permitted pursuant to applicable Laws, Buyer shall be entitled to record a notice of lis pendens if Buyer is entitled to seek (and is actually seeking) specific performance of this Agreement by Seller in accordance with the terms of Section 11.2 hereof.

15.12 Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

15.13 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment or modification hereof or any of the Closing Documents.

15.14 ERISA. Buyer represents and warrants to Seller (as used in this Section, Seller shall be deemed to mean “Seller and Prudential”) that:

(a) Buyer is not an employee pension benefit plan subject to the provisions of Title IV of ERISA or subject to the minimum funding standards under Part 3, Subtitle B, Title I of ERISA or Section 412 of the Internal Revenue Code or Section 302 of ERISA, and none of its assets constitutes or will constitute assets of any such employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

(b) Buyer is not a “governmental plan” within the meaning of Section 3(32) of ERISA and the funds used by Buyer to acquire the Property are not subject to State statutes regulating investments of and fiduciary obligations with respect to governmental plans.

(c) Neither Buyer nor any of its affiliates (within the meaning of Part V(c) of PTE 84-14) has, or during the immediately preceding year has exercised, the authority to appoint or terminate Prudential as investment manager of any assets of the employee benefit plans whose assets are held by Prudential or to negotiate the terms of any management agreement with Seller on behalf of any such plan.

(d) The Transaction is not specifically excluded by Part I(b) of PTE 84-14.

(e) Buyer is not a related party of Seller (as defined in Part V(h) of PTE 84-14).

(f) The terms of the Transaction have been negotiated and determined at arm’s length, as such terms would be negotiated and determined by unrelated parties.

Buyer hereby agrees to execute such documents or provide such information as Seller or Prudential may require in connection with the Transaction or to otherwise permit Seller or Prudential to determine whether: (i) the Transaction would constitute a prohibited transaction under ERISA or any applicable similar prohibition under State Law, (ii) the Transaction is otherwise in full compliance with ERISA and such applicable similar State Laws, and (iii) Seller or Prudential would be in violation of ERISA or any applicable similar State Laws by complying with this Agreement or by closing the Transaction. Seller shall not be obligated to consummate the Transaction unless and until Seller and Prudential are satisfied that the Transaction complies in all respects with ERISA and any applicable similar State Laws. The obligations of Buyer under this Section shall survive the Closing and shall not be merged therein.

15.15 Maximum Aggregate Liability. Notwithstanding any provision to the contrary contained in this Agreement or the Closing Documents, the maximum aggregate liability of the Seller Parties, and the maximum aggregate amount which may be awarded to and collected by Buyer, in connection with the Transaction, the Property, under this Agreement and under all Closing Documents (including, without limitation, in connection with the breach of any of Seller’s Warranties for which a claim is timely made by Buyer, but excluding therefrom any claims by Seller’s broker for payment of brokerage commissions) shall not exceed One Million Dollars ($1,000,000). The provisions of this Section shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

15.16 Time of The Essence. Time is of the essence with respect to this Agreement.

15.17 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER. THE PROVISIONS OF THIS SECTION SHALL SURVIVE THE CLOSING (AND NOT BE MERGED THEREIN) OR ANY EARLIER TERMINATION OF THIS AGREEMENT.

15.18 Facsimile Signatures. Signatures to this Agreement transmitted by telecopy or email shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or emailed signature and shall accept the telecopied or emailed signature of the other party to this Agreement.

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed to be effective as of the day and year first above written.

SELLER:

COGNAC WILLOW OAKS, LLC, a Delaware limited liability company

By:	THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation, as the sole member thereof

By:	/s/ Collete English Dixon
	Name:	Collete English Dixon
	Title:	Vice President

BUYER:

KBS CAPITAL ADVISORS LLC, a Delaware limited liability company

By:	/s/ Robin A. Burke
	Name:	Robin A. Burke
	Title:	Senior Vice President

AGREEMENT OF ESCROW AGENT

The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article 13 and Section 15.2. Escrow Agent shall promptly notify Seller of the receipt of any Escrow Deposits hereunder.

IN WITNESS WHEREOF, the undersigned has executed this Agreement as of August 5, 2009.

ESCROW AGENT:

LAWYERS TITLE INSURANCE CORPORATION

By:	/s/ J Eaton
	Name:	J Eaton
	Title:	Vice President